EXHIBIT 99

VCAT Reports Results for the Three and Nine Months

Ended March 31, 2003

San Diego, California, May 13, 2003—Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported its operating results for the three and nine months ended March 31, 2003.

VCAT reported a net loss for the three months ended March 31, 2003, of $485,000 or $0.07 loss per share. This compares with net income of $2,494,000, or $0.35 income per share, for the three months ended March 31, 2002. Net income in the three months ended March 31, 2002 was primarily a result of an income tax benefit of $3,651,000 in the period, resulting from temporary changes in certain tax laws, including an increase in a net operating loss carry-back period from two to five years. There was no income tax benefit recorded in the three month period ended March 31, 2003. Weighted average shares outstanding were 7,206,598 for both periods.

Revenues for the three months ended March 31, 2003 were $950,000, compared to zero during the same period last year. The increase is a result of two “good faith” fee payments by the Barona Tribe for services provided during the period. In delivering these payments to VCAT, the Barona Tribe recognized that although VCAT was not entitled to a fee under the 1996 Consulting Agreement between VCAT and the Barona Tribe, these voluntary payments were an indication of their “good faith” intention to restructure the 1996 Consulting Agreement.

VCAT reported a net loss for the nine months ended March 31, 2003, of $3,416,000, or $0.47 loss per share. This compares with a net loss of $9,028,000, or $1.25 loss per share, for the same period in the prior year. Weighted average shares outstanding were 7,206,598 for both periods.

Revenues for the nine months ended March 31, 2003 were $3,502,000, compared to zero during the same period last year. The increase is primarily the result of higher revenues and lower expenses at the Barona Casino resulting in consulting fees of $2,047,000 earned by VCAT pursuant to the 1996 Consulting Agreement and three “good faith” fee payments from the Barona Tribe totaling $1,425,000 for services provided during the period.

About Venture Catalyst Incorporated

Venture Catalyst Incorporated is a provider of consulting services, infrastructure and technology in the gaming and hospitality markets. VCAT is headquartered in San Diego, California.

For more information, please contact Andrew Laub for investor relations at (858) 385-1000 or ir@vcat.com.

Except for historical information contained herein, this release includes certain forward-looking information, including the information relating to our anticipated contract loss, which is based on VCAT’s management’s estimates regarding future revenues and expenses in connection with VCAT’s Consulting Agreement with the Barona Tribe. This information is based on management’s belief, as well as assumptions made by, and information currently available to, management. While VCAT believes that its expectations are based upon reasonable assumptions, there can be no assurances that VCAT’s plans, objectives and financial goals will be realized. Numerous factors (including risks and uncertainties) may affect VCAT’s actual results and may cause its plans and objectives to differ materially from those expressed in the forward-looking statements made by or on behalf of VCAT. Some of these factors include dependence on revenues from the Barona Tribe; the uncertainty of revenues from VCAT’s consulting agreement with the Barona Tribe; the ability of VCAT to return to profitability; VCAT’s ability to recognize, develop and exploit additional business opportunities, including Mariposa; the ability to attract and retain key employees, including VCAT’s Chairman and Chief Executive Officer, L. Donald Speer II; and other factors detailed in VCAT’s Form 10-KSB, Forms 10-QSB and other reports filed pursuant to the Securities Exchange Act of 1934, as amended. VCAT specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:
Consulting	$950,000	$—
Software	—	—

Total revenues	950,000	—
Cost of Revenues:
Consulting	75,444	68,455
Software	94,320	—

Total cost of revenues	169,764	68,455

Gross profit (loss)	780,236	(68,455)

Operating Expenses:
Sales and marketing	84,483	—
General and administrative	859,398	833,935
Research and development	93,980	52,037
Restructuring expenses	—	(64,182)

Total operating expenses	1,037,861	821,790

Operating loss	(257,625)	(890,245)
Other income (expense):
Interest income	17,012	28,340
Interest expense	(252,351)	(230,490)
Other gains (losses)	8,000	(63,943)

Other expense, net	(227,339)	(266,093)

Loss before income tax benefit	(484,964)	(1,156,338)

Income tax benefit	—	3,650,649

Net (loss) income	$(484,964)	$2,494,311

Basic and diluted (loss) income per share:
Net (loss) income per share—basic and diluted	$(.07)	$.35

Weighted average common shares outstanding:
Basic and diluted	7,206,598	7,206,598

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:
Consulting	$3,502,000	$—
Software		—

Total revenues	3,502,000	—
Cost of Revenues:
Consulting	2,292,497	1,773,851
Anticipated contract loss	529,873	6,955,578
Software	379,714	—

Total cost of revenues	3,202,084	8,729,429

Gross profit (loss)	299,916	(8,729,429)

Operating Expenses:
Sales and marketing	288,946	—
General and administrative	2,382,117	2,526,860
Research and development	409,159	634,754
Restructuring expenses	—	89,818

Total operating expenses	3,080,222	3,251,432

Operating loss	(2,780,306)	(11,980,861)
Other income (expense):
Interest income	77,541	104,021
Interest expense	(736,861)	(671,415)
Other gains (losses)	23,300	(181,992)

Other expense, net	(636,020)	(749,386)

Loss before income tax benefit	(3,416,326)	(12,730,247)

Income tax benefit	—	3,702,400

Net loss	$(3,416,326)	$(9,027,847)

Basic and diluted loss per share:
Net loss per share—basic and diluted	$(.47)	$(1.25)

Weighted average common shares outstanding:
Basic and diluted	7,206,598	7,206,598